As filed with the Securities and Exchange Commission on
January 7, 2009

File No.  811-21067

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2
(Check appropriate box or boxes)

[X]	REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

[X]	Post-effective Amendment No. 8

Torrey International Strategy Partners, LLC
(Exact Name of Registrant as Specified in Charter)

505 Park Avenue, Fifth Floor, New York, New York 10022
(Address of Principal Executive Offices)

(212) 644-7800
(Registrant's Telephone Number)

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
(Name and Address of Agent for Service)

Copies of Communications to:
Patricia A. Poglinco
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004

EXPLANATORY NOTE

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act").  Interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), and will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act.  Investments in Registrant may only be made by individuals or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act and "qualified clients" within the meaning of Rule 205-3 under the Investment Advisers Act of 1940, as amended, or “qualified purchasers” within the meaning of Section 2(a)(51)(A) of the 1940 Act.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, interests in Registrant.

Information included in the Private Placement Memoranda for Torrey U.S. Strategy Partners, LLC and Torrey International Strategy Partners, LLC (the "Private Placement Memoranda") contained in Post-effective Amendment No. 7 to the Registration Statement, filed September 11, 2008, is incorporated herein by reference, except that certain disclosure in the Private Placement Memoranda is replaced and/or supplemented, as the case may be, with the following set forth below in the Supplement to the Private Placement Memoranda.

Supplement dated January 7, 2009 to the

Private Placement Memoranda dated July 2007

of

TORREY U.S. STRATEGY PARTNERS, LLC
and
TORREY INTERNATIONAL STRATEGY PARTNERS, LLC
(Delaware Limited Liability Companies)

Investment Adviser:	Administrator:
Torrey Associates, LLC	ALPS Price Meadows Incorporated
505 Park Avenue	11747 NE First Street, Suite 202
Fifth Floor	Bellevue, Washington 98005
New York, New York 10022	United States of America
United States of America

THIS SUPPLEMENT (“SUPPLEMENT”) IS BEING FILED IN CONNECTION WITH THE THREE PRIVATE PLACEMENT MEMORANDA, DATED JULY 2007 (“MEMORANDA”), FOR LIMITED LIABILITY COMPANY UNITS (“UNITS”) OF TORREY U.S. STRATEGY PARTNERS, LLC AND TORREY INTERNATIONAL STRATEGY PARTNERS, LLC, EACH A DELAWARE LIMITED LIABILITY COMPANY (EACH A “FUND” AND COLLECTIVELY THE “FUNDS”).  THE MEMORANDA ARE IDENTICAL EXCEPT FOR THE IDENTITY AND CERTAIN DESCRIPTIVE INFORMATION REGARDING THE PLACEMENT AGENT.

THIS SUPPLEMENT CONTAINS THE SUBSTANTIVE REVISIONS AND CLARIFICATIONS THAT HAVE BEEN MADE TO CERTAIN OF THE PROVISIONS SET FORTH IN THE MEMORANDA.  THIS SUPPLEMENT PROVIDES NEW AND ADDITIONAL INFORMATION BEYOND THAT WHICH IS CONTAINED IN THE MEMORANDA, AND SHOULD BE READ IN CONJUNCTION WITH SUCH MEMORANDA.  TO THE EXTENT THAT ANY OF THE TERMS CONTAINED IN THE MEMORANDA ARE INCONSISTENT WITH THE TERMS CONTAINED IN THIS SUPPLEMENT, THE PROVISIONS OF THIS SUPPLEMENT SHALL CONTROL.  UNLESS OTHERWISE DESCRIBED IN THIS SUPPLEMENT, ALL OTHER TERMS AND CONDITIONS RELATING TO THE FUNDS’ OFFERING OF UNITS REMAIN THE SAME.

ALL CAPITALIZED TERMS NOT DEFINED HEREIN SHALL HAVE THE MEANINGS SET FORTH IN THE MEMORANDA.

At a meeting of the Board of Managers of the Funds held on November 24, 2008, the Board of Managers accepted the resignation of Mr. William G. Mulligan as the Secretary of the Funds and simultaneously appointed Mr. James R. O’Connor as his replacement.

THE TABLE OF OFFICERS IN THE SECTIONS OF THE MEMORANDA TITLED “THE MANAGERS” IS REVISED TO REFLECT THE FOLLOWING:

Name, Address and Age	Position Held with Each Fund	Principal Occupation(s) During Past Five Years

James A. Torrey, 60 505 Park Avenue, 5th Fl New York, NY 10022	Chief Executive Officer	Chairman and CEO of the Advisor since prior to 1997

James R. O’Connor, 30 505 Park Avenue, 5th Fl New York, NY 10022	Chief Compliance Officer and Secretary
Chief Compliance Officer of the Advisor since March 2008 and appointed Chief Compliance Officer of each Fund in April 2008 and Secretary of each Fund in December 2008; Vice President of HedgeOp Compliance, LLC from July 2006 to January 2008; Managing Director of HedgeOp Compliance from May 2002 to July 2006.

*           *           *

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment No. 8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 7th day of January, 2009.

Torrey International Strategy Partners, LLC

By:	/s/ James A. Torrey James A. Torrey Chief Executive Officer

SK 80350 0024 953002